Exhibit 99.1

November 2, 2022 For Immediate Release

Press Release

Heartland Express, Inc. Reports Record Results for the Third Quarter of 2022

NORTH LIBERTY, IOWA - November 2, 2022 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three and nine months ended September 30, 2022.

Three months ended September 30, 2022:
•Net Income of $24.4 million and Basic Earnings per Share of $0.31,
•Operating Revenue of $274.0 million (All-time record), an increase of 79.5% over 2021,
•Operating Income of $34.7 million,
•Operating Ratio of 87.3% and 83.7% Non-GAAP Adjusted Operating Ratio(1),
•Total Assets of $1.7 billion (All-time record),
•Stockholders' Equity of $840.9 million (All-time record),
•Acquired Contract Freighters, Inc. on August 31, 2022.

Nine months ended September 30, 2022:
•Net Income of $118.1 million, and Basic Earnings per Share of $1.50,
•Operating Revenue of $613.1 million,
•Operating Income of $162.2 million,
•Operating Ratio of 73.5% and 81.5% Non-GAAP Adjusted Operating Ratio(1).

Heartland Express Chief Executive Officer Mike Gerdin commented on the quarterly operating results and ongoing initiatives of the Company, "I am extremely proud to report our consolidated operating results for the three and nine months ended September 30, 2022. These strong operating results for the quarter include our legacy operations as well as the first full month of operations of Contract Freighters, Inc. ("CFI"), which was acquired on August 31, 2022. The acquisition of CFI was immediately accretive to our consolidated earnings which reflects the solid operating foundations and the safe and professional CFI drivers that we have admired for many years. Further, this significant event occurred just a few months after the acquisition of Smith Transport, which was completed on May 31, 2022. These two major acquisitions follow Millis Transfer, which was acquired in 2019. Along with Heartland Express, Millis Transfer, Smith Transport, and CFI, our collective family of brands, are focused on delivering the best service to our customers and providing great career opportunities for our drivers and other employees. Through the first nine months of 2022, our consolidated operations have already surpassed our total operating revenue delivered in all of 2021. For the full year of 2023, we expect to more than double our annual operating revenues of 2021. We believe these recent events, when balanced with our long history of financial discipline and efficient operations, demonstrate our strength within our industry and have positioned us well for the future."

"We delivered all-time company records in operating revenues, total assets and stockholders' equity in the third quarter of 2022. Our consolidated operating revenues were $274.0 million, an increase of 79.5% compared to the same period of the prior year, and our consolidated operating ratio was 87.3%, and our Non-GAAP adjusted operating ratio(1) was 83.7%. Heartland Express and Millis Transfer delivered a GAAP operating ratio in the low 80's during the third quarter of 2022. As expected, the GAAP operating ratio of Smith Transport and CFI was in the low 90's. We intend to focus on operating improvements for both revenues and costs across these recently acquired companies over time to progress toward our stated goal of low 80's operating ratio within three years after acquisition. We believe this strategy has proven to be successful with past acquisitions and we are focused on delivering the same in partnership with both Smith Transport and CFI."

"Freight demand in the third quarter of 2022 softened sequentially compared to the first and second quarters of 2022. While the current levels are down compared against the unprecedented levels experienced in the later months of 2021, we continue to have more opportunities to haul freight than we are able to cover with our existing fleet and available drivers. Given what we have experienced and based on feedback from our strong group of customers, we expect volatile freight demand for the remainder of 2022, along with minimal incremental lift from the peak holiday season typically experienced during the fourth quarter. However, we remain committed to ongoing investments in our drivers, to ensure they receive a rewarding level of compensation along with the equipment and tools to have a safe and successful career at Heartland Express, Millis Transfer, Smith Transport, and CFI.”

Mr. Gerdin continued, "We have historically deployed our cash reserves and leveraged our balance sheet to capitalize on the best strategic opportunities available. We also believe that we have demonstrated that through our significant acquisitions and investments in our terminal locations and revenue equipment during 2022. We intend to continue the strategies that have worked so well for our organization over our long history but with an appreciation for the new scale and opportunities ahead of us. We intend to diligently pay down the debt we incurred and assumed to complete our most recent acquisitions, while maintaining our regular quarterly dividends and funding our ongoing capital expenditure needs. While we are paying down the debt, we do not currently expect to declare special dividends, repurchase shares of our common stock, or make significant acquisitions, however we will remain flexible to ensure the best deployment of our capital. We are extremely proud of our drivers and employees and what we have accomplished thus far. Together, Heartland Express, Millis Transfer, Smith Transport, and CFI represent a family of four recognizable and valuable brands, each with unique offerings for our customers and our current and future drivers. We are excited about the future and believe we are stronger together to navigate the ups and downs of our industry and the significant opportunities ahead of us.”

Financial Results

Heartland Express ended the third quarter of 2022 with operating revenues of $274.0 million, compared to $152.6 million in the third quarter of 2021, an increase of $121.4 million (79.5%). Operating revenues for the quarter included fuel surcharge revenues of $47.5 million, compared to $19.6 million in the same period of 2021. Operating income for the three-month period ended September 30, 2022 was $34.7 million, an increase of $1.5 million (4.4%) as compared to the same period of the prior year. Net income was $24.4 million, relatively flat as compared to $24.5 million in the third quarter of 2021. Basic earnings per share were $0.31 during the quarter, in line with the same period of 2021, where the prior year results were delivered in a period of much stronger freight demand than currently experienced. The Company posted an operating ratio of 87.3%, non-GAAP adjusted operating ratio(1) of 83.7%, and a 8.9% net margin (net income as a percentage of operating revenues) in the third quarter of 2022 compared to 78.2%, 74.5%, and 16.0%, respectively, in the third quarter of 2021.

For the nine months ended September 30, 2022, Heartland Express delivered operating revenues of $613.1 million, compared to $459.1 million in the same period of 2021, an increase of $154.0 million (33.5%). Operating revenues for the period included fuel surcharge revenues of $107.8 million, compared to $55.5 million in the same period of 2021. Operating income for the nine-month period ended September 30, 2022 was $162.2 million, an increase of $83.3 million (105.6%) as compared to the same period of the prior year, but includes the impact of a $73.2 million gain on sale related to the monetization of a terminal property during the second quarter of 2022. Net income was $118.1 million, compared to $58.9 million in the same period of the prior year, an increase of $59.2 million (100.4%). Basic earnings per share were $1.50 during the nine-month period as compared to $0.74 during the same period of 2021. The Company posted an operating ratio of 73.5%, non-GAAP adjusted operating ratio(1) of 81.5%, and a 19.3% net margin (net income as a percentage of operating revenues) for the nine months ended September 30, 2022 compared to 82.8%, 80.0%, and 12.8%, respectively, in the same period of the prior year.

Balance Sheet, Liquidity, and Capital Expenditures

As of September 30, 2022, the Company had $64.8 million in cash balances, a decrease of $92.9 million since December 31, 2021, related primarily to the acquisitions of Smith Transport and CFI. Debt and financing lease obligations of $465.0 million remain at September 30, 2022, after $447.3 million borrowings less associated fees for the CFI acquisition in August 2022 and $46.8 million debt and finance lease obligations assumed from the Smith acquisition in May 2022. There were no borrowings under the Company's unsecured line of credit at September 30, 2022. The Company had $86.8 million in available borrowing capacity on the line of credit as of September 30, 2022 after consideration of $13.2 million of outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $1.7 billion and stockholders' equity of $840.9 million, both all-time records.

Net cash flows from operations for the first nine months of 2022 were $112.5 million, 18.4% of operating revenue. The primary uses of cash were $675.9 million for the acquisitions of CFI and Smith Transport, $29.2 million repayments of debt and financing leases, and $3.2 million cash paid for dividends. Further, we paid another $25 million in repayments of debt through October 31, 2022. The uses of cash were partially offset by cash inflows from $447.3 million in proceeds of debt less associated fees to facilitate the CFI acquisition and net equipment proceeds of $54.6 million for terminal and revenue equipment activity during the nine-month period ended September 30, 2022.

The average age of the Company's consolidated tractor fleet was 2.1 years as of September 30, 2022 compared to 1.7 years on September 30, 2021. The average age of the Company's consolidated trailer fleet was 6.2 years as of September 30, 2022 compared to 3.3 years on September 30, 2021. The average age of our fleet was impacted by the inclusion of Smith Transport and CFI during the second and third quarters of 2022. The Company currently anticipates a total of approximately $45 to $50 million of net capital expenditures for revenue equipment and ongoing terminal projects in the fourth quarter of 2022, but is contingent upon the current market challenges for equipment availability.
The Company continues its commitment to stockholders through the payment of cash dividends. A regular dividend of $0.02 per share was declared during the third quarter of 2022 and paid on October 7, 2022. The Company has now paid cumulative cash dividends of $541.0 million, including four special dividends, ($2.00 in 2007, $1.00 in 2010, $1.00 in 2012, and $0.50 in 2021) over the past seventy-seven consecutive quarters since 2003. Our outstanding shares at September 30, 2022 were 78.9 million. A total of 4.7 million shares of common stock have been repurchased for $82.8 million over the past five years. The Company has the ability to repurchase an additional 6.6 million shares under the current authorization which would result in 72.3 million outstanding shares if fully executed.

Other Information

During the third quarter of 2022, we continued to deliver award-winning service and safety to our customers and were also recognized for operational excellence and community service, as evidenced by the following awards:

•Fed Ex Express Core Carrier of the Year (11 years in a row)
•Fed Ex Express Platinum Award (99.98% On-Time Delivery)
•United Sugars Carrier of the Year
•Schneider Logistics Carrier of the Year
•Transplace National Truckload Carrier of the Year
•Logistics Management Quest for Quality Award (our 18th award in the last 20 years)
•Wreaths Across America Honor Fleet (our 8th year)

Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “outlook,” and similar terms and phrases. In this press release, the statements relating to freight supply and demand, the market for drivers, our ability to react to changing market conditions, operational improvements, progress toward our goals, deployment of cash reserves, future capital expenditures, future operating ratio and future operating revenues, and future stock repurchases, dividends, acquisitions, and debt repayment are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s Current Report on Form 8-K filed on August 31, 2022. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-645-7060) Mike Gerdin, Chief Executive Officer Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
OPERATING REVENUE	$273,976	$152,612	$613,073	$459,142

OPERATING EXPENSES:
Salaries, wages, and benefits	$97,429	$62,733	$221,935	$190,446
Rent and purchased transportation	17,046	950	20,921	2,922
Fuel	53,412	25,258	125,170	74,220
Operations and maintenance	12,273	5,372	23,419	16,729
Operating taxes and licenses	4,343	3,311	10,905	10,345
Insurance and claims	10,794	5,053	22,699	15,171
Communications and utilities	1,876	1,218	4,080	3,412
Depreciation and amortization	34,789	25,280	82,408	78,162
Other operating expenses	14,108	5,418	32,150	16,173
Gain on disposal of property and equipment	(6,836)	(15,254)	(92,806)	(27,341)

	239,234	119,339	450,881	380,239

Operating income	34,742	33,273	162,192	78,903

Interest income	537	181	943	493
Interest expense	(2,345)	—	(2,520)	—

Income before income taxes	32,934	33,454	160,615	79,396

Federal and state income taxes	8,519	8,988	42,520	20,454

Net income	$24,415	$24,466	$118,095	$58,942

Earnings per share
Basic	$0.31	$0.31	$1.50	$0.74
Diluted	$0.31	$0.31	$1.50	$0.74

Weighted average shares outstanding
Basic	78,937	79,336	78,933	79,795
Diluted	78,974	79,364	78,962	79,839

Dividends declared per share	$0.02	$0.52	$0.06	$0.56

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	September 30,	December 31,
ASSETS	2022	2021
CURRENT ASSETS
Cash and cash equivalents	$64,824	$157,742
Trade receivables, net	163,052	52,812
Prepaid tires	10,103	9,168
Other current assets	28,177	9,406
Income taxes receivable	—	4,095
Total current assets	266,156	233,223

PROPERTY AND EQUIPMENT	1,234,399	710,760
Less accumulated depreciation	266,355	222,845
	968,044	487,915
GOODWILL AND OTHER INTANGIBLES, NET	420,100	190,650
OTHER ASSETS	20,943	16,754
DEFERRED INCOME TAXES, NET	1,987	—
OPERATING LEASE RIGHT OF USE ASSETS	24,356	—
	$1,701,586	$928,542
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$59,449	$20,538
Compensation and benefits	32,064	21,411
Insurance accruals	16,028	15,677
Long-term debt and finance lease liabilities - current portion	17,647	—
Operating lease liabilities - current portion	12,739	—
Income taxes payable	3,246	—
Other accruals	18,645	13,968
Total current liabilities	159,818	71,594
LONG-TERM LIABILITIES
Income taxes payable	6,403	5,491
Long-term debt and finance lease liabilities less current portion	447,374	—
Operating lease liabilities less current portion	11,617	—
Deferred income taxes, net	199,020	89,971
Insurance accruals less current portion	36,465	34,384
Total long-term liabilities	700,879	129,846
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2022 and 2021; outstanding 78,938 and 78,923 in 2022 and 2021, respectively	907	907
Additional paid-in capital	4,305	4,141
Retained earnings	1,037,733	924,375
Treasury stock, at cost; 11,751 and 11,766 in 2022 and 2021, respectively	(202,056)	(202,321)
	840,889	727,102
	$1,701,586	$928,542

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio reconciliation (a)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(Unaudited, in thousands)		(Unaudited, in thousands)

Operating revenue	$273,976	$152,612	$613,073	$459,142
Less: Fuel surcharge revenue	47,468	19,628	107,814	55,544
Operating revenue, excluding fuel surcharge revenue	226,508	132,984	505,259	403,598

Operating expenses	239,234	119,339	450,881	380,239
Less: Fuel surcharge revenue	47,468	19,628	107,814	55,544
Less: Amortization of intangibles	1,026	598	2,221	1,793
Less: Acquisition-related costs	1,149	—	2,254	—
Less: Gain on sale of a terminal property	—	—	(73,175)	—
Adjusted operating expenses	189,591	99,113	411,767	322,902

Operating income	34,742	33,273	162,192	78,903
Adjusted operating income	$36,917	$33,871	$93,492	$80,696

Operating ratio	87.3%	78.2%	73.5%	82.8%
Adjusted operating ratio	83.7%	74.5%	81.5%	80.0%

(a) Operating revenue excluding fuel surcharge revenue, as reported in this press release is based upon operating revenue minus fuel surcharge revenue. Adjusted operating income as reported in this press release is based upon operating revenue excluding fuel surcharge revenue, less operating expenses, net of fuel surcharge revenue, non-cash amortization expense related to intangible assets, acquisition-related legal and professional fees, and the gain on sale of a terminal property. Adjusted operating ratio as reported in this press release is based upon operating expenses, net of fuel surcharge revenue, amortization of intangibles, acquisition-related costs, and the gain on sale of terminal property, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control, and removes items resulting from acquisitions or one-time transactions that do not reflect our core operating performance. Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are not substitutes for operating revenue, operating income, or operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio improve comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry if those companies define such measures differently. Because of these limitations, operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.